Exhibit 3.2
Form 10-KSB, 2001
Viral Genetics, Inc.
File No. 000-26875

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                            5 STARLIVING ONLINE, INC.

     5 Starliving Online, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     The amendments to the Corporation's Certificate of Incorporation set forth below were duly adopted by resolutions approved by the Corporation's Board of Directors and stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The amendments will be effective as of 12:01 am Eastern Time on November 20, 2001.

     Amendment No. 1. The Certificate of Incorporation of the corporation is amended by striking article FIRST in its entirety and replacing there for:

            FIRST.  The name of this corporation shall be:

                                Viral Genetics, Inc.

     Amendment No. 2. The Certificate of Incorporation of the corporation is amended by striking article FOURTH in its entirety and replacing there for:

          FOURTH. The total number of shares of all classes of capital stock that the corporation shall have authority to issue is 100,000,000 shares. Stockholders shall not have any preemptive rights, nor shall stockholders have the right to cumulative voting in the election of directors or for any other purpose. The classes and the aggregate number of shares of stock of each class that the corporation shall have authority to issue are as follows:

          (a) 80,000,000 shares of Common Stock, $0.0001 par value ("Common Stock").

          (b)  20,000,000   shares  of  Preferred   Stock,   $0.0001  par  value
     ("Preferred Stock").

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          The  Preferred  Stock may be  issued  from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary
     liquidation,  merger,  consolidation,   distribution  or  sale  of  assets,
     dissolution or winding up of the affairs of the corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation or for any debt securities of the corporation and the terms and conditions, including price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other designations, preferences, and relative, participating, optional or other
     special  rights,   qualifications,   limitations  or  restrictions  thereof
     pertaining to shares of such series' permitted by law.

     Amendment No. 3. The Certificate of Incorporation of the corporation is amended by adding new Article SEVENTH as follows:

          SEVENTH. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this article by the stockholders

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     of the corporation  shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

      IN WITNESS WHEREOF, 5 Starliving Online, Inc., has caused this Certificate to be signed by its duly authorized officer this 26th day of October 2001.

                                    5 STARLIVING ONLINE, INC.

                                    By: /s/ Haig Keledjian, President


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